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                                                                  EXHIBIT 8.1


                                 April 15, 1997




(714) 451-3800                                                  C 54247-00050

Long Beach Financial Corporation
1100 Town & Country Road
Suite 900
Orange, CA  92868-4664

         Re:     Registration Statement on Form S-1

Gentlemen:

         We are acting as counsel to Long Beach Mortgage Company, a Delaware corporation (the "Company"), in connection with the initial public offering (the "Offering") of the shares of common stock, $.001 par value per share (the "Common Stock"), of Long Beach Financial Corporation, a Delaware corporation ("LBFC"). You have requested our opinion as to whether the transfer of the assets and personnel related to the Company's broker-sourced mortgage lending and loan sales operations and $40 million cash (the "Wholesale Lending Assets") by the Company to LBFC in exchange for 24,999,999 shares of Common Stock (the "Reorganization") will be treated for federal income tax purposes as a taxable sale of assets.

         In rendering our opinion, we have examined (i) the firm commitment underwriting agreement to be signed on or about April 17, 1997, between the Company, LBFC, and Freidman, Billings, Ramsey & Co., Inc., on its behalf and as representative for the other underwriters (the "Underwriting Agreement"), (ii) the Contribution Agreement to be signed on or about April 22, 1997, between the Company and LBFC (the "Contribution Agreement"), and have, with your permission, relied upon, and assumed as correct now and of as the closing date of the Offering, the factual information contained in the Registration Statement on Form S-1 (Registration No. 333-22013) filed with the Securities and Exchange Commission in connection with the Offering (the "Registration Statement").


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Long Beach Mortgage Company
April 15, 1997
Page 2

                                     FACTS

         Prior to the Reorganization and Offering, the Company will own 1 share of Common Stock, which will represent at such time all of the outstanding shares of Common Stock of LBFC. Pursuant to Section 1.3 of the Contribution Agreement, as consideration for the transfer of the Wholesale Lending Assets, LBFC will issue to the Company 24,999,999 shares of Common Stock. Following the Reorganization, the 25,000,000 shares of Common Stock will represent all of the issued and outstanding shares of LBFC.

         Under Section 1.1 of the Contribution Agreement, the Company will transfer the Wholesale Lending Assets to LBFC in the Reorganization at the "Effective Time." Section 1.7 of said agreement indicates that the "Effective Time" means the time that is immediately prior to the sale of the Common Stock by the Company pursuant to the Underwriting Agreement. Under Section 4.1 of the Contribution Agreement, the obligation of the Company to transfer the Wholesale Lending Assets is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

                 (i) There being, at the Effective Time, no (1) threatened, instituted or pending action, proceeding, application, claim or counterclaim by or before any court or governmental authority or agency seeking to restrain or prohibit the consummation of the transactions contemplated in the Contribution Agreement or by the Underwriting Agreement or (2) statute, rule, regulations, decree, order or injunction promulgated, enacted or enforced by any court or governmental agency or authority restraining or prohibiting the consummation of such transactions;

                 (ii) The Registration Statement shall have been declared effective by the SEC and, at the Effective Time, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall be pending before the SEC or any state securities or "blue sky" commissioner or authority; and

                 (iii) All conditions precedent to the obligations of the underwriters to consummate the purchase of the Common Stock from the Company pursuant to the terms of the Underwriting Agreement (except the consummation of the reorganization contemplated by the Contribution Agreement) shall have been satisfied or waived and each of the parties to the Underwriting Agreement shall be prepared to consummate the transactions contemplated thereby.

         In the Offering and pursuant to the terms of the Underwriting Agreement, the Company has agreed to sell to the underwriters on a firm commitment basis 21,750,000 (87%) of the 25,000,000 shares of Common Stock the Company will possess immediately following the Reorganization. LBFC will not receive any proceeds from the sale of the Common Shares by the Company in the Offering. Subsequent to the Offering, the Company will own 3,250,000 (13%) of the outstanding Common Stock of LBFC. Pursuant to the terms of the Underwriting Agreement,


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Long Beach Mortgage Company
April 15, 1997
Page 3


if the underwriters' over-allotment option is exercised in full, the Company will sell all of the remaining 3,250,000 shares of Common Stock.

                                LAW AND ANALYSIS

         Under Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code"), no gain or loss is recognized upon a transfer of assets by a one or more persons to a corporation in exchange for stock in such corporation if, immediately after the exchange, such person or persons are in control of the corporation (a "Section 351 Transaction"). For this purpose, control means 80% of all shares of voting stock and 80% of all other classes of stock. I.R.C.
Section  368(c).

         A transfer of assets in exchange for stock of the transferee corporation will not, however, qualify as a Section 351 Transaction if the transferor is under a legally binding obligation, at the time the assets are transferred, to sell an amount of stock that results in the loss of control of the transferee corporation by the transferor. See, e.g., American Bantam Car v. Commissioner, 11 T.C. 397 (1948), aff'd per curiam, 177 F.2d 513 (3rd Cir.
1949); Hazeltine Corp. v. Commissioner, 89 F.2d 513, 518 (1937); Intermountain Lumber Co. v. Commissioner, 65 T.C. 1025, 1031-32 (1976). The Internal Revenue Service (the "Service") has adopted the same line of reasoning in published rulings. See Rev. Rul. 79-194, 1979-1 C.B. 145 (situation 2); Rev. Rul. 70-522, 1970-2 C.B. 81; Rev. Rul. 70-140, 1970-1 C.B. 73. Other case authorities have indicated that the existence of a plan to dispose of control at the time the assets are transferred is sufficient to lose control, regardless of whether the transferors are legally bound under the plan to sell the stock of the transferee corporation. Culligan Water Conditioning of Tri-Cities v. United States, 567 F.2d 867, 869 (9th Cir. 1978); Manhattan Building Co. v. Commissioner, 27 T.C. 1032 (1957).

         If, under the foregoing authorities, a transfer of assets in exchange for stock fails to qualify as a Section 351 Transaction because the transferor does not control the transferee corporation immediately after the transfer, the transfer is treated as a taxable sale of assets to the transferee corporation. See, e.g., Hazeltine Corp. v. Commissioner, 89 F.2d at 518; Intermountain Lumber Co. v. Commissioner, 65 T.C. at 1031-32; Rev. Rul. 70-522, 1970-2 C.B. 81.

         Under the Contribution Agreement, the Wholesale Lending Assets will not be transferred until all conditions precedent to the obligations of the underwriters to purchase the 21,750,000 shares of Common Stock from the Company have been satisfied or waived. At such time, the Company will be contractually obligated under the Underwriting Agreement to sell immediately the 21,750,000 shares of Common Stock to the underwriters. Following the sale of the 21,750,000 shares of Common Stock to the underwriters, the Company will own 3,250,000 shares of Common Stock, or 13% of the outstanding Common Stock of LBFC. Accordingly, at the time the Wholesale Lending Assets are transferred to LBFC, the Company will be legally obligated to sell immediately an amount of shares that will result in the Company not owning 80% of all shares of voting stock and 80% of all other classes of stock of LBFC. Based on the authorities discussed above, the Company will not control (under Section 368(c) of the Code) LBFC immediately after the transfer of the Wholesale Lending Assets.



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Long Beach Mortgage Company
April 15, 1997
Page 4


                                    OPINION

         Based upon the documents, legal principles, and analysis described and set forth above, we conclude that the Reorganization will constitute a taxable sale of assets for federal income tax purposes. In addition, in our opinion the discussion regarding certain federal income tax matters under the headings "Risk Factors Tax Risk Related to Deferred Tax Asset" and "Reorganization Tax Consequences," to the extent it constitutes matters of law or summaries of legal matters or conclusions, is accurate in every material respect. Our opinion is limited to the matters described above and does not address any other aspects of the Reorganization. Specifically, and without limiting the foregoing, our opinion does not address: (i) the ability of LBFC to amortize any of the Wholesale Lending Assets for federal income tax purposes, (ii) the value (if any) of the deferred tax asset to be reflected on LBFC's unaudited pro forma consolidated statement of financial condition (or any similar statement), (iii) the accuracy of any portion of the discussion under such headings that describe or reach conclusions regarding generally accepted accounting principles, or (iv) the fair market value of any of the Wholesale Lending Assets (whether tangible or intangible).

         This opinion expresses our views only as to federal income issues specifically addressed herein. This opinion expresses our views only as to federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, published rulings and administrative practices of the Service and court decisions. This opinion represents our best legal judgment as to the matters addresses herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts might adversely affect the conclusions stated herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ GIBSON, DUNN & CRUTCHER LLP
                                               ---------------------------------
                                                   GIBSON, DUNN & CRUTCHER LLP